						Exhibit 99.1
Return on Invested Capital ("ROIC") and economic return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
	Apr 4,		Jan 4,		Mar 30,
	2020		2020		2019
Operating income, as reported		$57,143		$39,934		$70,125
Restructuring and impairment charges	+	6,003	+	—	+	—
Adjusted operating income		$63,146		$39,934		$70,125
	x	2	x	4	x	2
Adjusted annualized operating income		$126,292		$159,736		$140,250
Adjusted effective tax rate	x	13%	x	13%	x	15%
Tax impact		16,418		20,766		21,038
Adjusted operating income (tax effected)		$109,874		$138,970		$119,212

Average invested capital	÷	$964,894	÷	$942,793	÷	$898,929

ROIC		11.4%		14.7%		13.3%
Weighted average cost of capital	-	8.8%	-	8.8%	-	9.0%
Economic return		2.6%		5.9%		4.3%

	Three Months Ended
	Apr 4,	Jan 4,	Sept 28,
Average Invested Capital	2020	2020	2019
Equity	$892,558	$908,372	$865,576
Plus:
Debt and finance leases - current	107,880	67,847	100,702
Operating leases - current (1) (2)	8,546	9,185	—
Debt and finance leases - long-term	186,327	186,827	187,278
Operating leases - long-term (2)	39,617	36,473	—
Less:
Cash and cash equivalents	(225,830)	(252,914)	(223,761)
	$1,009,098	$955,790	$929,795

	Three Months Ended
Average Invested Capital	Mar 30,	Dec 29,	Sept 29,
	2019	2018	2018
Equity	$875,444	$905,163	$921,143
Plus:
Debt and finance leases - current	93,197	8,633	5,532
Operating leases - current (1) (2)	—	—	—
Debt and finance leases - long-term	187,120	187,567	183,085
Operating leases - long-term (2)	—	—	—
Less:
Cash and cash equivalents	(184,028)	(188,799)	(297,269)
	$971,733	$912,564	$812,491

(1)	Included in Other accrued liabilities on the Condensed Consolidated Balance Sheets.
(2)
In the fiscal first quarter of 2020, the Company adopted and applied Topic 842 to all leases using the modified retrospective method of adoption. The prior year comparative information has not been restated and continued to be reported under the accounting standards in effect for fiscal 2019 and 2018.